Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-181048) of Stevia First Corp. and the Registration Statement on Form S-8 (No. 333-192398) of Vitality Biopharma, Inc., of our report dated September 14, 2022, relating to the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements of Range Environmental Resources, Inc., which appears in the Current Report on Form 8-K of Malachite Innovations, Inc., dated September 22, 2022, as amended.

/s/ MEADEN & MOORE, LTD
Cleveland, Ohio

September 22, 2022